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                                                                   Exhibit 10.11


Bruce Jacobsen
15309 Earlham St.
Pacific Palisades, CA  90272

February 16, 1996

Dear Bruce:

I am extremely pleased to confirm in writing the terms of your employment at Progressive Networks that we agreed to on January 16th, 1996.

Your title will be President and Chief Operating Officer. This is a full-time, exempt, regular position with Progressive Networks, carrying the standard Progressive Networks benefits. Your salary will be $135,000 per year. Your benefits include, together with those required by law, coverage by a medical, prescription and long term disability insurance plan, and participation in a 401(k) plan, selected by Progressive Networks (PN).

You will also earn equity in PN under the terms of PN's staff stock option plan. Today PN has a total of 23,527,446 shares outstanding, counting all shares available in our option plan. You will receive two grants of options on shares, Grant A and Grant B:

     - Grant A is options on 705,823 shares, and is subject to PN's standard vesting schedule and all other provisions contained in the Plan with one exception related to the treatment of these shares in the event of an Approved Transaction or Control Purchase (as defined in the PN Stock Option Plan) of PN. This exception is described below.

     - Grant B is options on 470,544 shares and is subject to the provisions contained in the Plan, the exception described below, and the following additional exceptions: Grant B vests fully two years from your start date with PN. 50% of Grant B vests one year from your start date with PN. In the event your employment is terminated by PN (and not voluntarily by you) Grant B immediately vests fully.

     - In the event of an Approved Transaction or Control Purchase (as defined in the PN Stock Option Plan) of PN, you have the right to have the vesting of your Grant A options be accelerated by one year, and to have your Grant B options vest immediately, both upon the closing of such a Transaction or Purchase. This right does not prevent you from instead choosing to participate in any acceleration of vesting which the Board may provide under terms of the Plan.




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The above grants are subject to the approval of the Board of Directors of PN;
since I have received verbal agreement from the board on this matter, I believe this agreement to be merely a formality.

You will also receive the standard holidays each year (e.g. The Fourth of July, New Years Day, etc...), on a schedule to be determined by PN. You will also receive fifteen days paid vacation per year. These vacation days are earned at the rate of 1.25 days for each month worked. You will also earn one paid sick day for each month worked. After January 1st of each year, you are eligible to take the full annual vacation benefit to be earned in that year, subject to reasonable advance planning. You are also eligible, as of January 1st, should your ill health require it, to take the full sick day benefit to be earned in that year. Vacation earned but not taken in excess of fifteen days cannot be carried over into a new calendar year. Sick days earned but not taken cannot be carried over into a new calendar year. Should your employment with Progressive Networks end, your final paycheck will be adjusted to account for any positive or negative vacation day balance and for any sick days taken but not earned.

One month after the start of your employment with PN, PN will reimburse you for the actual costs of finding a new home, temporary accommodations, and relocating to Seattle, up to a maximum of $8500.

All inventions, discoveries, improvements to existing technology, and computer software which you conceive, develop, or first actually reduce to practice, either alone or with others, during your employment at PN (collectively, the "Inventions"), is work for hire, and ownership of any intellectual property arising from or related to the Inventions shall be the sole and exclusive property of PN. If for any reason the Inventions or any portion thereof is deemed not to be a work made for hire, then you hereby irrevocably, absolutely and unconditionally assign to PN (a) all of your right, title and interest in and to the Inventions or portion thereof (whether arising under patent law, copyright law, trade secret law, or otherwise), including to the extent applicable, but not limited to, the exclusive rights enumerated in 17 U.S.C.
Section 106, and all extensions and renewals thereof, and (b) all moral rights with respect to the Inventions, including but not limited to any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications relating to the Inventions. All duties performed by you for PN and all communications between you and PN are subject to the Agreement Restricting Use and Disclosure of Proprietary and Confidential Information (the "Non-Disclosure Agreement") previously executed by you and PN.

NOTICE: THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITIES OR TRADE SECRET INFORMATION OF PN WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON YOUR OWN TIME, UNLESS (A) THE INVENTION RELATED (1) DIRECTLY TO THE BUSINESS OF PN, OR (2) TO PN'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY YOU FOR PN.



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This offer is contingent on you providing evidence of employability as required by federal law. This offer is valid until February 29, 1996.

On both a personal and a professional level I'm very excited about the prospect of you joining Progressive Networks. I look forward to a long and mutually rewarding work relationship.

Sincerely,

/s/ ROB GLASER
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Rob Glaser
Chairman & CEO
Progressive Networks


I have read and agree to the above terms of employment, which represent a full, complete and fair statement of the offer of employment made to me by Progressive Networks.


Bruce Jacobsen

/s/ BRUCE JACOBSEN
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Date: 2/16/96
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